Exhibit 99.1

Press Release
Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer
Amex Symbol: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS – DECEMBER 28, 2005, GREY WOLF, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
Houston, Texas, December 28, 2005 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), reported effective today that Mr. James K. B. Nelson announced his retirement and resignation from its Board of Directors.
The Company’s Board has appointed Trevor Turbidy, President, Chief Executive Officer and a Director of Trico Marine Services, Inc. (“Trico”) to fulfill the term of Mr. Nelson, which expires at the Company’s 2007 Annual Meeting of Shareholders. Mr. Turbidy will serve the Company on the Audit and Compensation Committees of the Board of Directors.
“In a distinguished career spanning 60 years, Jim Nelson has made an indelible mark on the land drilling industry and contributed significantly in building Grey Wolf,” commented Tom Richards, Chairman, President and Chief Executive Officer. “I will miss Jim’s counsel and his involvement with Grey Wolf’s Board and we all wish Jim the very best in his retirement.”
Mr. Turbidy, President and Chief Executive Officer of Trico since August 2005, served from August 2003 as Trico’s Vice President and Chief Financial Officer. He was a Director in the Investment Banking Department of Credit Suisse First Boston from November 2000 to May 2002. From 1991 until November 2000, he held various positions leading up to being a Director in the Investment Banking Department of Donaldson, Lufkin & Jenrette.
“I am pleased to have Trevor join our Board of Directors,” noted Richards. “I have known him for ten years and have watched him progress in his career. I look forward to the insight and energy Trevor will bring to Grey Wolf”.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the best natural gas producing regions in the United States with a total drilling rig fleet of 127. The Company is also a leader in onshore turnkey drilling services.
GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com